For more information contact:
Kei Advisors LLC
Deborah K. Pawlowski
716.843.3908
Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Reports First Quarter 2006 Results

BUFFALO, NY, Tuesday, May 9, 2006 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today reported results for its first quarter of 2006 which ended April 1, 2006. Revenue for the quarter was $11.5 million compared with revenue of $16.2 million for the first quarter of 2005. The first quarter of this year had a net loss of $1.1 million, or $0.33 per share, compared with net income of $1.5 million, or $0.39 per share, for the same period last year.

Revenue

Included in last year's first quarter was $1.8 million in amortization of the contract buy-out fee received in September 2004 from MOD-PAC's former customer, VistaPrint. Also included in last year's first quarter was $5.5 million in sales to VistaPrint, which was the Company's only commercial print customer at that time.

The custom folding carton product line grew 33.5%, or $1.8 million, to a quarterly record of $7.1 million, and the commercial print (excluding VistaPrint) and personalized print product lines combined increased $0.6 million. Custom folding cartons higher sales were primarily driven by increased volume to new customers and higher prices reflecting increased material costs, while commercial print's first quarter sales reflect the initial orders received from the Company's newest customer, ProForma, a major print distributor. The personalized print product line's sales growth reflects higher sales through internet resellers.

When compared with the fourth quarter of 2005, which is a more comparative quarter for evaluating the Company's progress in its efforts to fill capacity, product sales (which exclude the contract buy out fee) grew 11.0%. All product lines had measurable improvements, except for stock boxes which typically has its strongest performance in the fourth quarter.

Daniel G. Keane, President and Chief Executive Officer of MOD-PAC CORP. commented, "Custom folding cartons continues to grow at a pace ahead of most of the industry as we gain new customers. Our ability to provide these customers with short-run, high quality products while meeting their just-in-time supply requirements helped us to grab more share of the custom folding carton market.

He continued, "Albeit that quarter-to-quarter comparatives for the commercial print product line are challenging with the exodus of VistaPrint last fall, we are pleased with the progress we are making on many fronts in this arena. Orders from our distributor market channel, which effectively started up in January, are expanding every month. Web sales, primarily through third party online distributors and resellers, are also growing rapidly."

Commercial print revenue was $215 thousand for the first quarter of 2006. In the first quarter of 2005, total commercial print product sales were $5.5 million which was entirely attributed to the fulfillment of orders for VistaPrint. Personalized print revenue jumped 54.8% quarter-over-quarter, from $784 thousand in the fourth quarter of 2005 to $1.2 million in the first quarter of 2006. Both commercial print and personalized print have internet sales to retail and commercial customers via the Company's web stores PrintLizard.com™ and PartyBasics.com™, and via other third party internet distributors. Combined, these sales were $372 thousand, up from $194 thousand and $254 thousand in the first quarter and the fourth quarters of last year, respectively.

MOD-PAC's stock box product line had sales of $2.8 million, an 8.4% increase from the previous year's first quarter revenue of $2.6 million.

Mr. Keane added, "Our commercial and personalized print strategy is to grow our sales through multiple market channels, including:

  Print distributors -- Commanding about $2.5 billion in print in the U.S., print distributors' customers range from small businesses to corporate enterprises. We offer a branded webstore through which the distributors sales network can seamlessly place orders for their customers and have it drop shipped directly within days.
  Third party internet providers - We can provide print and fulfillment services to private label web stores that target business and consumer print markets.
  Direct --- Our sales and design personnel are targeting regional prospects for custom print orders. We also have our branded web stores: PrintLizard.com and PartyBasics.com

It is early in our efforts to maximize these channels; however, we are strongly encouraged by our results to date."

Costs and Expenses

Cost of goods sold for the first quarter 2006 as a percentage of sales was 92.5% compared with 78.6% excluding the contract buy out fee, or when including the contract buy out fee, 69.7%. The resulting lower gross margin was primarily the result of lower commercial print sales volume, increased paperboard costs, and changing sales mix. Commercial print production efficiencies are also lower as volume from new customers and market channels are not yet sufficient.

When compared with the fourth quarter of 2005 (exclusive of the contract buy out fee), gross margin improved from 5.8% to 7.5%.

Selling, general and administrative expenses for the quarter were $2.6 million, or 22.7% of sales, and were relatively flat compared with the same period last year. Lower advertising expenses were offset by higher sales commissions, website re-development expenses, and costs for stock-based compensation expense of $147 thousand due to the adoption of SFAS 123R in the quarter.

Liquidity

Cash, cash equivalents and temporary investments decreased from $3.9 million to $1.1 million during the quarter primarily due to changes in working capital driven mostly by expected cash requirements. Capital expenditures for the quarter were $105 thousand compared with $1.1 million in the first quarter of 2005. Depreciation and amortization for the first quarter this year was $1.3 million. Long term debt remained relatively unchanged from the end of the year at $1.9 million.

During the first quarter of 2006, there were no purchases of shares of stock by the Company. The Company currently has authorization to repurchase up to 100,885 shares.

Outlook

The Company expects to achieve positive cash flow for the balance of the year primarily as a result of continued improvement in operating results via growth in sales of its custom folding cartons line and expansion of its market in commercial print.

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at
1:30 p.m. ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (913) 981-5544 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (719) 457-0820 and entering passcode 1323498. The telephonic replay will be available through Tuesday, May 16, 2006 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model.
MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized "SuperPrint" facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC's strategy is to expand its market share by leveraging its capabilities and flexibility to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended
	4/1/2006	4/2/2005

Sales	$ 11,548	$ 16,215
Cost of products sold	10,683	11,302

Gross profit	865	4,913
Gross profit margin	7.5%	30.3%
Selling, general and administrative expense	2,620	2,562

Income from operations	(1,755)	2,351
Operating profit margin	-15.2%	14.5%
Interest (expense) income, net	(13)	18
Other income	36	-
Provision for taxes	(584)	877

Net Income (Loss)	$ (1,148)	$ 1,492

Basic earnings (loss) per share:	$ (0.33)	$ 0.41
Diluted earnings (loss) per share:	$ (0.33)	$ 0.39

Weighted average diluted shares outstanding	3,511	3,800

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	4/1/2006	12/31/2005
	(unaudited)

ASSETS:
Cash and cash equivalents	$ 647	$ 1,178
Temporary investments	500	2,700
Trade accounts receivable:
Customers	4,957	4,425
Allowance for doubtful accounts	(71)	(42)

Net trade accounts receivable	4,886	4,383
Inventories:
Finished goods	1,854	1,583
Work in progress	112	104
Raw materials	1,438	1,201

	3,404	2,888
Refundable income taxes	1,618	1,199
Prepaid expenses	464	423

Total current assets	11,519	12,771

Property, plant and equipment, at cost	64,466	64,363
Less accumulated depreciation and amortization	(35,979)	(34,678)

Net property, plant and equipment	28,487	29,685
Other assets	1,298	1,268

Total Assets	$ 41,304	$ 43,724

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$ 88	$ 87
Accounts payable	3,239	3,489
Accrued expenses	665	1,696

Total current liabilities	3,992	5,272

Long-term debt	1,947	1,969
Other liabilities	429	428
Deferred income taxes	3,296	3,457
Shareholders' equity	31,640	32,598

Total liabilities and shareholders' equity	$ 41,304	$ 43,724

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Three months ended
	4/1/2006	4/2/2005

Cash Flows from Operating Activities:
Net Income	$ (1,148)	$ 1,492
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,310	1,392
Option compensation expense	146	-
Provision for doubtful accounts	30	9
Other liabilities	1	60
Deferred taxes	(161)	222
Deferred income - VistaPrint contract buy-out fee	-	(1,833)
Cash flow change in operating assets and liabilities:
Accounts receivables	(532)	(1,590)
Refundable or payable income taxes	(419)	(5,563)
Inventories	(516)	20
Prepaid expenses	(41)	(387)
Accounts payable	(250)	1,337
Accrued expenses	(1,031)	(1,144)

Net cash (used in) operating activities	$ (2,611)	$ (5,985)

Cash Flows from Investing Activities
Purchase of temporary investments	$ -	$ (3,555)
Sale of temporary assets	2,200	9,217
Change in other assets	(38)	(5)
Capital expenditures (net)	(105)	(1,083)
Net cash provided by investing activities	$ 2,057	$ 4,574

Cash Flows from Financing Activities
Principal payments on long-term debt and capital lease	$ (21)	$ (22)
Proceeds from issuance of stock	44	41
Purchase of treasury stock	-	(32)

Net cash provided by (used in) financing activities	$ 23	$ (13)

Net (decrease) in cash and cash equivalents	(531)	(1,424)

Cash and cash equivalents at the beginning of year	1,178	2,584

Cash and cash equivalents at April 1	$ 647	$ 1,160

	MOD-PAC CORP.
	PRODUCT LINE REVENUE DATA
	(unaudited)

	($, in thousands)

	Three Months Ended			2006 YTD
	4/1/2006	4/2/2005	% change	% of Total

Custom Folding Cartons	$ 7,142	$ 5,350	33.5%	62.6%
Commercial Printing	215	5,523	-96.1%	1.9%
Stock Box	2,843	2,623	8.4%	24.9%
Personalized printing	1,214	784	54.8%	10.6%

Total	$ 11,414	$ 14,280	-20.1%	100.0%